Exhibit 99.2

MICHAEL KORS HOLDINGS LIMITED ANNOUNCES PRICING OF ITS SECONDARY PUBLIC OFFERING

Hong Kong — September 5, 2014 — Michael Kors Holdings Limited (NYSE:KORS) (the “Company”) today announced the pricing of the secondary public offering of 11,629,627 ordinary shares by Sportswear Holdings Limited at a price of $76.75 per share. The secondary offering is expected to close on or about September 10, 2014. The Company will not receive any proceeds from the sale of ordinary shares by the selling shareholder.

J.P. Morgan Securities LLC is sole book-running manager for the offering. The shelf registration statement relating to these securities was effective upon filing with the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering will be made only by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and accompanying prospectus related to the offering may be obtained, when available, from: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Telephone: 1-866-803-9204.

CONTACTS:

Investor Relations:

Michael Kors Holdings Limited

Krystyna Lack - VP, Treasurer

201-691-6133

InvestorRelations@MichaelKors.com

ICR, Inc.

Jean Fontana

203-682-1214

jean.fontana@icrinc.com

Media:

ICR, Inc.

Alecia Pulman

203-682-8224

KorsPR@icrinc.com